UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2015

ESSA Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	001-33384	20-8023072
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 Palmer Street, Stroudsburg, Pennsylvania	18360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 421-0531

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 28, 2015, ESSA Bancorp, Inc. (“ESSA Bancorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among ESSA Bancorp, ESSA Acquisition Corp. (a wholly owned subsidiary of ESSA Bancorp) (“EAC”), and Eagle National Bancorp, Inc. (“EN Bancorp”), pursuant to which (i) EAC will be merged with and into EN Bancorp, with EN Bancorp as the surviving entity, (ii) immediately thereafter, EN Bancorp will merge with and into ESSA Bancorp, with ESSA Bancorp as the surviving entity, and (iii) immediately thereafter, Eagle National Bank (“Eagle Bank”) will be merged with and into ESSA Bank & Trust (“ESSA Bank”) with ESSA Bank as the surviving bank (collectively, the “Merger”).

Under the terms of the Merger Agreement, shareholders of EN Bancorp will receive a cash payment equal to five dollars and eighty cents ($5.80) for each share of EN Bancorp common stock, or an aggregate of approximately $24.7 million.

The transaction has been approved by the Board of Directors of each company and is expected to close in the fourth quarter of 2015. Completion of the Merger is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of EN Bancorp’s shareholders.

The directors and executive officers of EN Bancorp have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meeting to be held to vote on the proposed transaction. If the Merger is not consummated under certain circumstances, EN Bancorp has agreed to pay ESSA Bancorp a termination fee of $890,000.

The Merger Agreement also contains usual and customary representations and warranties that ESSA Bancorp, EAC and EN Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between ESSA Bancorp, EAC and EN Bancorp, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used to allocate risk between ESSA Bancorp, EAC and EN Bancorp rather than establishing matters as facts.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference in its entirety. A copy of a news release dated July 29, 2015, announcing the merger is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure

A copy of an investor presentation containing additional information regarding the Merger is included as Exhibit 99.2 to this Current Report on Form 8-K and is furnished herewith and shall not be deemed “filed” for any purpose.

Forward Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of EN Bancorp with ESSA Bancorp or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe including, without limitation; delays in closing the Merger; reaction to the Merger of EN Bancorp’s customers and employees; the diversion of management’s time on issues relating to the Merger; the inability to realize expected cost savings and synergies from the Merger of EN Bancorp with ESSA Bancorp in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in ESSA Bancorp’s or EN Bancorp’s operations or earnings; the inability to retain EN Bancorp’s customers and employees; or a decline in the economy, mainly in Pennsylvania, as well as the risk factors set forth in ESSA Bancorp’s Annual Report on Form 10-K for the year ended September 30, 2014.

Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date made. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Shell Company Transactions. Not applicable.

(d) Exhibits.

Exhibit 2.1	Agreement and Plan of Merger, dated as of July 28, 2015, by and between ESSA Bancorp, Inc., ESSA Acquisition Corp. and Eagle National Bancorp, Inc.

Exhibit 99.1	News Release announcing the Merger, dated July 29, 2015.

Exhibit 99.2	Investor Presentation regarding the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ESSA BANCORP, INC.

DATE: July 29, 2015	By:	/s/Gary S. Olson
Gary S. Olson, President and
Chief Executive Officer